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                                                                    EXHIBIT 99.2
                                                                    NEWS RELEASE

CENTURY ALUMINUM

CENTURY ALUMINUM COMPANY ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

      JULY 29, 2004, MONTEREY, CA - Century Aluminum Company (NASDAQ: CENX) announced today that it has commenced a cash tender offer for any and all of its outstanding 11-3/4% Senior Secured First Mortgage Notes Due 2008 ("Notes") (CUSIP No. 156431AC2). Century is also soliciting consents to proposed amendments to the indenture governing the Notes that would eliminate substantially all of the restrictive covenants and certain default provisions in the indenture. The tender offer will expire at 10:00 a.m., New York City time, on August 26, 2004, unless extended or terminated (the "Expiration Date").

      The tender offer and consent solicitation are being made solely pursuant to an Offer to Purchase and Consent Solicitation Statement, dated July 29, 2004, and related Letter of Transmittal, which include a more comprehensive description of the terms and conditions thereof.

      The principal purpose of the tender offer and consent solicitation is to refinance Century's outstanding Notes with debt bearing a lower interest rate, thereby reducing the Company's annual interest expense. The Company intends to fund the tender offer and consent solicitation and any expenses incurred in connection therewith with proceeds from planned private placements of new debt. The tender offer and consent solicitation are being made in conjunction with, and are conditioned upon, the consummation of such private placements. The tender offer is also conditioned upon the receipt of consents from the holders of at least a majority of the outstanding principal amount of such Notes to amend the indenture governing the Notes and certain general conditions.

      Under the terms of the tender offer, the purchase price for each $1,000.00 principal amount of Notes validly tendered and accepted for purchase by Century will be determined on August 12, 2004 based on the present value of the Notes as of the payment date, calculated in accordance with standard market practice, assuming each $1,000.00 principal amount of the Notes would be paid at a price of $1,058.75 on April 15, 2005, the earliest redemption date of the Notes, discounted at a rate equal to 50 basis points over the yield on the 1.625% U.S. Treasury Note due April 30, 2005, minus a consent payment of $20.00 per $1,000 of principal amount of Notes. Holders who tender their Notes prior to 5:00 p.m., New York City time, on August 6, 2004, unless extended (the "Consent Date") will be entitled to receive the consent payment. Holders who tender their Notes after the Consent Date will not receive the consent payment. The settlement date is currently expected to be August 27, 2004. Holders who properly tender also will be paid accrued and unpaid interest, if any, up to, but not including, the settlement date.
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      Holders who desire to tender their Notes must consent to the proposed amendments and may not deliver a consent without tendering their Notes. Any Notes tendered before the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter, except as may be required by law. Any Notes tendered after the Consent Date may not be withdrawn, except as may be required by law.

      Credit Suisse First Boston LLC is the exclusive Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston's Liability Management Group, at (800) 820-1653 (toll-free) or (212) 538-0652 (collect). Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, by telephone at (800) 607-0088 (toll-free),
(800) 662-5200 (toll-free), or (212) 754-8000 (collect), or by e-mail at
cenx.info@morrowco.com.

      This press release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities, including the Notes.

      The securities that may be offered in connection with Century's refinancing plan described above will be offered pursuant to an exemption from registration under the Securities Act of 1933. Such securities will not be registered under the Securities Act and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements.

      ABOUT CENTURY

      Century is a leading U.S.-based primary aluminum producer with 615,000 metric-tons-per-year ("mtpy") of primary aluminum production capacity. Century owns and operates a 244,000-mtpy primary aluminum reduction facility at Hawesville, KY, a 170,000-mtpy facility in Ravenswood, WV and a 90,000-mtpy facility in Grundartangi, Iceland. Century also owns a 49.67-percent interest in a 222,000-mtpy facility in Mt. Holly, SC. Alcoa Inc. owns the remainder and is the operator of the facility. Century's corporate offices are located in Monterey, CA.

      FORWARD LOOKING STATEMENTS

      This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in Century's filings with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.



Editorial contact:      A. T. Posti 831/642-9364


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